Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our reports dated May 13, 2011, relating to the consolidated financial statements of Flint Int’l Services, Inc.  We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
May 13, 2011